Exhibit 99.2
FAIRFAX FINANCIAL TO ACQUIRE FIRST MERCURY FINANCIAL CORPORATION FOR $16.50 PER SHARE IN CASH
(Note: All dollar amounts in this press release are expressed in U.S. dollars.)
TORONTO, ON and SOUTHFIELD, MI — October 28, 2010 — Fairfax Financial Holdings Limited (TSX: FFH and FFH.U) and First Mercury Financial Corporation (NYSE: FMR) today announced that Fairfax and First Mercury have entered into a merger agreement pursuant to which Fairfax will acquire all of the outstanding shares of First Mercury common stock. First Mercury stockholders will receive $16.50 per share in cash, representing an aggregate transaction value of approximately $294 million. The price represents a premium of 45.2% to the closing price of First Mercury common stock on October 28, 2010, the day of this announcement, and a 67.3% premium to the closing price 30 days prior to the announcement of this transaction. The transaction is expected to close in the first quarter of 2011.
The board of directors of First Mercury, after unanimously determining that the merger is in the best interest of First Mercury and its stockholders, unanimously approved the merger agreement and resolved to recommend that First Mercury’s stockholders vote to approve the merger. Richard H. Smith, the Chairman, President and Chief Executive Officer of First Mercury, and Chairman Emeritus Jerome M. Shaw, a director and the founder of First Mercury, who together beneficially own approximately 17% of the outstanding shares of First Mercury common stock, have agreed to vote their shares in favor of the merger.
The transaction is subject to customary conditions, including approval by First Mercury’s stockholders and regulatory approvals. There is no financing condition to consummate the transaction. Following the completion of the acquisition, Fairfax expects to continue to hold more than $1.0 billion in cash and marketable securities at the holding company level.
Prem Watsa, Chairman and Chief Executive Officer of Fairfax, said: “We are very pleased to announce this transaction and are excited to have First Mercury and its Chairman, President and Chief Executive Officer, Richard Smith join the Fairfax family. The acquisition of First Mercury provides Fairfax with a well-established surplus lines and specialty platform with a strong track record. Operating in tandem with Crum & Forster led by Doug Libby, Richard Smith and his team at First Mercury will add considerable expertise in numerous market niches. Mr. Watsa added, “We look forward to Richard’s excellent stewardship of First Mercury’s business in the future.”
Richard H. Smith, First Mercury’s Chairman, President and Chief Executive Officer, stated: “We believe the transaction provides compelling value for our shareholders. I want to express my gratitude to our employees, management, directors and business partners for their role in building a very successful underwriting company comprised of specialty niche businesses. We look forward to expanding our specialty operations as part of the Fairfax group of companies. I am pleased to join the Fairfax organization and believe Fairfax’s expertise and resources will enable us to achieve continued and even greater success.”
BofA Merrill Lynch is acting as exclusive financial advisor to First Mercury and McDermott Will & Emery is acting as legal counsel to First Mercury.
Shearman & Sterling LLP is acting as legal counsel to Fairfax.

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First Mercury Conference Call Cancelled
First Mercury also announced today that its quarterly conference call, originally scheduled for November 3, 2010 at 11:00 a.m., Eastern Time, has been cancelled.
Background
Fairfax is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance and investment management.
First Mercury provides insurance products and services primarily to the specialty commercial insurance markets, focusing on niche and underserved segments. During the Company’s 37 years of underwriting risks, First Mercury has developed the underwriting expertise and cost-efficient infrastructure which has enabled us to effectively underwrite such risks.
Forward-looking Statements
This press release includes certain forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Fairfax or First Mercury to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the timing and completion of the merger, the outcome of any legal proceedings relating to the merger, the effect of the announcement on First Mercury’s customer relationships, operating results and business generally. Such factors also include, but are not limited to, the risks and uncertainties described in Fairfax’s reports filed with the SEC and securities regulatory authorities in Canada, which are available at www.sec.gov and www.sedar.com, and in First Mercury’s reports, including its Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC, which are available at www.sec.gov. Fairfax and First Mercury disclaim any intention or obligation to update or revise any forward- looking statements, except as required by law.
Additional Information
In connection with the proposed transaction, First Mercury will file a proxy statement with the Securities and Exchange Commission (“SEC”). INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO.
Investors and stockholders may obtain free copies of the proxy statement and other documents filed by First Mercury (when available), at the SEC’s Web site at www.sec.gov or at First Mercury’s Web site at www.firstmercury.com. The proxy statement and such other documents may also be obtained, when available, for free from First Mercury by directing such request to First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034, Attn: Corporate Financial Reporting, telephone: (800) 762-6837.
First Mercury and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from First Mercury’s stockholders in connection with the proposed transaction. Information concerning the interests of those persons is set

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forth in First Mercury’s proxy statement relating to the 2010 annual stockholder meeting and annual report on Form 10-K for the fiscal year ended December 31, 2009, both filed with the SEC, and will also be set forth in the proxy statement relating to the transaction when it becomes available.
Contacts
Fairfax Financial Holdings Limited:
John Varnell
Chief Financial Officer
416-367-4941
Media Contact
Paul Rivett
Chief Legal Officer
416-367-4941
First Mercury Financial Corporation:
Michael Roskiewicz
Senior Vice President and Corporate Counsel
248-213-0445

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